Exhibit 10.1

FOURTH AMENDMENT TO
AAR CORP. SUPPLEMENTAL KEY EMPLOYEE RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2005)

WHEREAS, AAR CORP., a Delaware corporation (the “Company”), maintains the AAR CORP. Supplemental Key Employee Retirement Plan, as amended and restated effective January 1, 2005 (the “Plan”); and

WHEREAS, pursuant to Section 7.1, the Company has reserved the right to amend the Plan and now deems it appropriate to do so.

NOW, THEREFORE, Section 4.9(b) of the Plan is hereby amended, effective as of January 1, 2012, to read as follows:

“(b)                           Distribution Due to Death.      Each Participant shall have a right to designate, by giving a written designation to the Committee, a beneficiary or beneficiaries to receive any amount remaining to be distributed to such Participant in the event that he dies before distribution of the full amount of his Supplemental Accounts.  Successive beneficiary designations may be made, and the last designation received by the Committee prior to the death of the Participant shall be effective and shall revoke all prior designations.  If a designated beneficiary shall die before the Participant, his interest shall terminate and, unless otherwise provided in the Participant’s designation, such interest shall be paid in equal shares to those beneficiaries, if any, who survive the Participant.  If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this paragraph shall be distributed to those persons or entities entitled to receive distributions of the Participant’s accounts under the Qualified Profit Sharing Plan.”

IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on its behalf, by its officers, duly authorized, on this 26 day of April 2013.

AAR CORP.

By:	/s/ Timothy O. Skelly
Timothy O Skelly, Vice President